Exhibit 8.1

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Davis Polk & Wardwell LLP	212 450 4000 tel
450 Lexington Avenue	212 701 5800 fax
New York, NY 10017

June 15, 2018

Entera Bio Ltd.
Kiryat Hadassah, Minrav Building – Fifth Floor
Jerusalem, Israel

Ladies and Gentlemen:

We are acting as United States counsel to Entera Bio Ltd. (the “Company”) in connection with the preparation of the Registration Statement on Form F-1 (the “Registration Statement”) and the related Prospectus (the “Prospectus”) filed with the United States Securities and Exchange Commission (File No. 333-221472) by the Company for the purpose of registering under the United States Securities Act of 1933 (the “Act”) the Company’s ordinary shares and warrants.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

We hereby confirm that our opinion as to the material U.S. federal income tax consequences to U.S. Holders of an investment in ordinary shares and warrants is set forth in full under the caption “Taxation and Government Programs – Material U.S. Federal Income Tax Considerations for U.S. Holders” in the Prospectus.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the captions “Taxation and Government Programs” and “Legal Matters” in the Prospectus included in the Registration Statement and to the filing, as an exhibit to the Registration, of this letter. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP